CORPORATE NAME LICENSE AGREEMENT

This Agreement is entered into this July 30, 2005 by and between POSITRON CORPORATION, with its registered office at 1304 Langham Creek Drive Suite 300, Houston, TX 77084, USA (hereinafter referred to as "Positron") of the one part and

NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD., with its registered office at No. 2 Xinxiu Street, Hun Nan New District, Shenyang, PRC (hereinafter referred to as the "Company") of the other part.

WHEREAS Positron is the owner of the trademark POSITRON in English and Chinese (hereinafter referred to as the "POSITRON") for a wide variety of products globally (hereinafter referred to as the "Territory"); and

WHEREAS Positron holds directly thirty-two point five percent (32.5%) of the registered capital of the Company; and

WHEREAS the Company desires to use the word POSITRON as part of its corporate name; and

WHEREAS Positron is prepared to grant the Company the right to use the word POSITRON as part of its corporate name upon the terms and conditions hereinafter set forth.

NOW, IT IS HEREBY AGREED AS FOLLOWS:

Clause 1

Positron herewith grants to the Company the non-exclusive royalty-free right and license to use the word POSITRON as part of its corporate name.

Clause 2

The Company shall strictly comply with the instructions, directions and specifications which Positron may give to the Company from time to time with respect to the appearance and use of the word POSITRON as part of the Company's corporate name.

Clause 3

Positron may in its sole discretion grant to third parties in and outside the People’s Republic of China, the right and license to use the word POSITRON in their corporate name. If Positron should so request, the Company shall give all required assistance to the effect that such third parties can use the word POSITRON in their corporate name and in particular the Company shall in such case(s) forthwith inform the Registrar of Companies and/or such other authorities and other third parties as Positron may direct of its (Company's) approval and agreement to the use by such third party or parties of the word POSITRON in the corporate name of such third party.

CORPORATE NAME LICENSE AGREEMENT

Clause 4

The Company undertakes to render to Positron all assistance which Positron may request from time to time in respect of the protection, registration and defense of Positron's right in the word POSITRON as part of a corporate name, a tradename and/or the trademark POSITRON and other trademarks containing as an element the word POSITRON in particular in connection with legal proceedings against third parties infringing or having infringed Positron's rights in respect thereof.

The Company shall inform Positron of each and every infringement of Positron's right in the word POSITRON as part of a corporate name, a trade name and/or in the trademarks referred to in the first sentence of this Clause which comes to the Company's knowledge. Positron shall in its entire discretion decide whether or not legal proceedings shall be initiated against third parties infringing Positron's abovementioned rights.

Clause 5

The Company shall not become entitled whether by implication, use, registration or otherwise to any title to the word POSITRON as part of a corporate name, a trade name and/or as trademark or claim to be the owner of such corporate name, trade name or trademark nor by way of use or registration establish title to similar or related corporate name, tradenames or trademarks.

Clause 6

The Company is obligated to change its corporate name by deleting therefrom the word POSITRON at the first request of Positron and shall not replace same by a word similar to the word POSITRON and shall see to it that an appropriate decision by the Policy Board of the Company shall be made and confirmed in writing as soon as required by such request.

Clause 7

The Company shall not without Positron's previous consent in writing modify its corporate name and/or its objectives and/or field of activity, as long as the word POSITRON is part of the corporate name of the Company. In the event the right and license granted under this Agreement is revoked or terminated for whatever reason, the Company shall immediately thereupon change its corporate name in such a manner that it no longer, wholly or partially, contains the word POSITRON or similar words alone, or as part of another word and furthermore the Company shall forthwith upon such revocation or termination cease and discontinue the use of the word POSITRON or a name similar thereto in any manner and in particular the Company shall in such event forthwith cease and discontinue the use of stationery, advertising material, publications, name plates, vans etc. bearing the word POSITRON or a word similar thereto.

CORPORATE NAME LICENSE AGREEMENT

Clause 8

The right and license granted under this Agreement may be terminated with immediate effect by written or telegraphic notice from Positron to the Company in any of the following events: if Positron ceases to own directly or indirectly or ceases to have the right or power to exercise effectively all its rights of ownership in at least 51% of the issued share capital of the Company or if any of such circumstances becomes imminent in the sole judgment of Positron.

Clause 9

In the event the Company does not comply with any and all of the provisions of this Agreement Positron shall give the Company written notice of such non-compliance and the Company shall have 30 days from the receipt of such notice to remedy the breach. If the breach is not remedied within said 30 days, Positron shall be entitled to revoke the right and license granted under this Agreement at any time thereafter by giving the Company written notice of such revocation, notwithstanding Positron's right to claim damages and/or to cause the Company to comply with such provisions of the Agreement.

Clause 10

The right and licence granted under this Agreement is granted for an unlimited period of time and, unless previously revoked in accordance with the provisions of Clause 8 or 9, shall continue unless and until revoked by either party giving three months' notice by telegram or notice in writing. In no event the Company can claim any indemnification for the termination of this Agreement.

Clause 11

Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by the Company nor shall they inure to the benefit of any liquidator, receiver or successor of the Company, whether by operation of law or otherwise without the written consent of Positron and any assignment or transfer without such consent shall be null and void.

Clause 12

This Agreement shall be construed and have effect as an Agreement made in the People’s Republic of China and according to the Laws of the People’s Republic of China.

CORPORATE NAME LICENSE AGREEMENT

Clause 13

All disputes arising out of or in connection with this Agreement shall be submitted to the competent court in the People’s Republic of China.

IN WITNESS WHEREOF these presents have been signed by the parties hereto in a manner legally binding upon them on the date first above written.

POSITRON CORPORATION	NEUSOFT POSITRON MEDICAL SYSTEMS CO., LTD.

Authorized Signature	Legal Representative
Name:	Name:
Title:	Title: